Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 2

to Prospectus, as amended and restated,

declared effective on March 19, 2010

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No.2 supplements our Prospectus, as amended and restated, declared effective March 19, 2010 (as previously supplemented by the prospectus supplement dated April 29, 2010, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 2 together with the Prospectus.

This Prospectus Supplement No. 2 includes the attached Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 29, 2010.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is April 30, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 28, 2010

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441

(Address of Principal Executive Offices)  (Zip Code)

(763) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                Submission of Matters to a Vote of Security Holders

At the Annual Shareholders meeting held on April 28, 2010, the Company submitted to vote of security-holders the following matters that received the indicated votes:

1.               Set the number of members of the Board of Directors at six:

FOR	4,704,529
AGAINST OR WITHHELD	7,702
ABSTAIN	49,411
BROKER NON-VOTE	0

2.               Election of Directors:

NOMINEE	FOR	AGAINST OR WITHHELD	ABSTAIN	BROKER NON-VOTE
John L. Morgan	3,929,567	6,432	0	825,643
Jenele C. Grassle	3,929,567	6,432	0	825,643
Kirk A. MacKenzie	3,929,437	6,562	0	825,643
Dean B. Phillips	3,928,567	7,432	0	825,643
Paul C. Reyelts	3,929,567	6,432	0	825,643
Mark L. Wilson	3,928,567	7,432	0	825,643

3.               Approval of the 2010 Stock Option Plan.

FOR	3,118,622
AGAINST OR WITHHELD	783,677
ABSTAIN	33,700
BROKER NON-VOTE	825,643

4.              Ratify the appointment of GRANT THORNTON, LLP as independent registered public accounting firm for the 2010 fiscal year.

FOR	4,759,384
AGAINST OR WITHHELD	1,308
ABSTAIN	950
BROKER NON-VOTE	0

Item 7.01                                                 Regulation FD Disclosure

On April 28, 2010, Winmark Corporation (“Company”) announced in a press release that its Board of Directors has approved the payment of a cash dividend to its shareholders.  The quarterly dividend of $0.02 per share will be paid on June 2, 2010 to shareholders of record on the close of business on May 12, 2010. Future dividends will be subject to Board approval.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 8.01                                                 Other Events

On April 28, 2010, Winmark Corporation (“Company”) announced in a press release that its Board of Directors has approved the payment of a cash dividend to its shareholders.  The quarterly dividend of $0.02 per share will be paid on June 2, 2010 to shareholders of record on the close of business on May 12, 2010. Future dividends will be subject to Board approval.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01                                                 Financial Statements and Exhibits

(d)                                   Exhibits

99.1                       Press Release dated April 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

WINMARK CORPORATION

Date: April 29, 2010	By:	/s/ Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer and Treasurer

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated April 28, 2010

Exhibit 99.1

Contact:                                                   John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (April 28, 2010)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to its shareholders.  The quarterly dividend of $0.02 per share will be paid on June 2, 2010 to shareholders of record on the close of business on May 12, 2010. Future dividends will be subject to Board approval.

John L. Morgan, Chairman and Chief Executive Officer, stated, “Over the past several years, Winmark’s solid financial condition has allowed us to return cash to our shareholders through stock repurchases.  Additionally given the confidence we have in our business, it is now the appropriate time to initiate a modest quarterly dividend.”

Winmark Corporation creates, supports and finances business.  At March 27, 2010, there were 883 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round® and there were 21 territories in operation under the Wirth Business Credit® brand.  An additional 49 retail franchises have been awarded but are not open.  In addition, at March 27, 2010, the Company had loans and leases equal to $36.6 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses and the payment of cash dividends for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statement.